Exhibit 10.2

FORM OF

LOCK-UP/LEAK-OUT AGREEMENT

LOCK-UP/LEAK-OUT AGREEMENT (the “Agreement”) dated as of October 4, 2021 (the “Closing Date”), by and between Timothy Boekztes (“BOEKZTES”) and Eco Innovation Group, Inc., a Nevada corporation (“ECOX”).

WHEREAS, as of the Closing Date, BOEKZTES and ECOX have entered into that certain Asset Purchase Agreement as of even date herewith (“Asset Purchase Agreement”); and

WHEREAS, pursuant to the Asset Purchase Agreement, the sale and transfer of the Shares shall be subject to this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Agreement, the parties hereto hereby agree as follows:

SECTION 1. (a) The resale of the Shares shall be according to the following schedule: Beginning on the date six months after the Closing Date and for twelve (12) months thereafter, BOEKZTES may sell the Shares and shall be limited to sell not more than the aggregate quantity of shares equaling 10,000 per week, or 40,000 per month. Prior to the date six months after the Closing Date, the Shares may not be sold or transferred.

(b) Sales of Shares shall be by means of “in-the-market” transactions.  “In the market” shall mean a brokered sale made on the OTC Market, or any subsequent primary trading market, or customary trading channels and/or, with the mutual consent of the parties, a private offering, which consent shall not be unreasonably withheld, conditioned or delayed. If sold to a purchaser in a private offering, such purchaser shall agree to comply with all the terms and conditions of the Agreement.

(c) Any sales of Shares in violation of this Agreement by either party shall constitute an event of default under this Agreement and an equal number of Shares shall be forfeited by BOEKZTES.

(d) BOEKZTES acknowledges that their breach or impending violation of any of the provisions of this Agreement may cause irreparable damage to ECOX, for which remedies at law would be inadequate.  BOEKZTES further acknowledges that the provisions set forth herein are essential terms and conditions of the Asset Purchase Agreement and this Agreement.  BOEKZTES therefore agrees that ECOX shall be entitled to a decree or order by any court of competent jurisdiction enjoining such impending or actual violation of any of such provisions.  Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such provision by BOEKZTES, which hereby consents to the jurisdiction of any such court of competent jurisdiction, state or federal, sitting in the State of Nevada.  This remedy shall be in addition to all other remedies available to the parties at law or equity.  If any portion of this Section 1 is adjudicated to be invalid or unenforceable, this Section 1 shall be deemed amended to delete there from the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 1 in the jurisdiction in which such adjudication is made.

(e) Shares shall not at any time be used to cover “short” sales of the common stock of ECOX.

SECTION 2.  Subject to Section 5 hereunder, this Agreement shall inure to the benefit of and be binding upon both BOEKZTES and ECOX, their successors and assigns.

SECTION 3.  Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid

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portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

SECTION 4.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

SECTION 5.  This Agreement and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignments in violation thereof shall be null and void.

SECTION 6. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

(a)	if to BOEKZTES, to:

Timothy Boetzkes

1 Grosvenor Blvd

St Albert, Alberta

T8N 0X1

(b)	if to ECOX, to:

Eco Innovation Group, Inc.

16525 Sherman Way, Suite C-1

Van Nuys, CA

Attention: Ms. Julia Otey-Raudes

SECTION 7.  The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

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[Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TIMOTHY BOEKZTES

By:	/s/ Timothy Boekztes
Name:	Timothy Boekztes

ECO INNOVATION GROUP, INC.

By:	/s/ Julia Otey-Raudes
Name:	Julia Otey-Raudes
Title:	Chief Executive Officer

[Agreement Signature Page]